FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1. Name and Address of Reporting Person     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person to
                                                                                                 Issuer(check all applicable)
  Montag        Volker                         Finca Consulting, Inc.
  (Last)        (First)      (Middle)                                                           X  Director        X   10% Owner
                                            ----------------------------
                                            3. IRS or Social Security     |4. Statement for
                                               Number of Reporting        |   Month/Year        X  Officer (give     Other (specify
  Am Abelshof 12, D-47445                      Person (Voluntary)         |   12/9/94                       title           below)
        (Street)                                                          |5. If Amendment,                 below)
                                                 N/A                      |   Date or Orignial
  Moers-Repelen,    Germany                                               |   (Month/Year)
   (City)  (State)   (Zip)                                                       N/A




        Table--Non-Derivative Securities Acquired, Disposed of, or beneficially Owned


1. Title of Security 2. Trans-   |3. Trans-      |4. Securities Acquired (A)   5. Amount of        |6. Owner-   |7. Nature
   (Instr. 3)           action   |   action     |   or Disposed of (D)            Securities       |   ship     |   of In-
                        Date     |   Code       |   (Instr. 3, 4 and 5)           Beneficially     |   Form     |   direct
                                 |   Instr. 8)  |                                 Owned at         |   Direct   |   Bene-
                       (Month/   |              |                                 End of           |   (D) or   |   ficial
                        Day/     |                                                Month            |   Indirect |   Owner-
                        Year)      -------------------------------------------
                                 |        |     |         |        |             Instr. 3 and 4)   |   (I)      |   ship
                                 |        |     |         |        |                               | Instr. 4)  |   Instr. 4)
                                 |  Code  |  V  |  Amount |(A) or  |  Price                        |            |
                                 |        |     |         |  (D)   |



Common Stock             12/9/94 |  J     |      | 88,843  |(A)    | $*          349,083           |    (I)    | Owner, along
                                                                                                                 with Roland
                                                                                                                 Schoeneberg of
                                                                                                                 Visa Enterprises,
                                                                                                                 PLC record owner
                                                                                                                 who acquired the
                                                                                                                 Shares as well
                                                                                                                 The owner, along
                                                                                                                 With Roland
                                                                                                                 Schoeneberg of
                                                                                                                 Secure
                                                                                                                 Securities,
                                                                                                                 Ltd.,
                                                                                                                 record owner
                                                                                                                 Of 260,240
                                                                                                                 Common shares.


==============================================================================

   Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                      (Print or Type Responses)

   Form4-94.mon

                       Table II-Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants options, convertible securities)

1.Title of   2.Conver-  3.Trans- 4.Trans- 5.Number of Deriv- 6.Date Exer- 7. Title and Amount 8.Price 9.Number 10.Owner    11.Na-
  Derivative   sion or    action   action   ative Securities   cisable and   of Underlying      of      of        ship       ture
  Security     Exercise   Date     Code     Acquired (A) or    Expiration    Securities        Deriv-   Deriv-    Form       of In-
  (Instr. 3)   Price of  (Month/   (Instr.  Disposed of (D)    Date          (Instr. 3 and 4)  ative    ative     of De-     direct
                Deriv-    Day/      8)      (Instr. 3          (Month/Day/                     Secur-   Secur-    rivative   Bene-
                ative     Year)              4 and 5)           Year)                          ity      ities     Secu-      ficial
                Security                                                                       (Instr.  Bene-     rity       Own-
                                                                                                 5)     ficially  Direct     ership
                                                                                                        Owned     (D) or     (Instr.
                                                                                                        at End    Indi-         4)
                                                                                                        of        rect
                                                                                                       Month       (I)
                                                                                                      (Instr.    (Instr.
                                                                                                        4)          4)



                                                                                                  |                      |
                                                                                             Date |Expira-              | Amount or
                                                                                             Exer-|tion           Title | Number of
                                                                                             cisa-|Date                 |  Shares
                                                                                             ble  |                     |
                                                                                                  |                     |
                                                         |                     |                  |                     |
                                                    Code | V            (A)    |    (D)           |                     |
                                                         |                    |                   |                     |
                                                         |                    |                   |                     |
                                                         |                    |                   |                     |
                                                         |                    |                   |                     |
                                                         |                    |                   |                     |
                                                         |                    |                   |                     |
                                                         |                    |                   |                     |
                                                         |                    |                   |                     |
                                                         |                    |                   |                     |
===================================================================================================================================

 Explanation of Responses: *Received the securities identified in Table 1, 4 for services rendered.

                                                   s/Volker Montag    12/29/97
                                                     Volker Montag

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.










form4-94.mon